EXHIBIT	99.1
FOR IMMEDIATE RELEASE	Huib Geerlings
Chief Executive Officer
Geerlings & Wade, Inc.
(781) 821-4152
www.geerwade.com

GEERLINGS & WADE INC. ANNOUNCES INTENTION TO DEREGISTER ITS COMMON STOCK WITH THE SECURITIES AND EXCHANGE COMMISSION

CANTON, MA, September 30, 2003 – Geerlings & Wade, Inc. (Nasdaq SmallCap: GEER) (www.geerwade.com), the nation’s largest direct mail and Internet retailer of premium wines and wine-related products to consumers, reported that it plans to become a private company by filing a Form 15 with the Securities and Exchange Commission (“SEC”) today to deregister its common stock and suspend its reporting obligations under the Securities and Exchange Act of 1934. The Company expects that the deregistration will become effective within 90 days of its filing with the SEC.

Upon filing of the Form 15, the Company’s obligation to file with the SEC certain reports and forms, including Forms 10-K, 10-Q and 8-K, will immediately be suspended. In addition, the common stock of Geerlings & Wade, Inc. will no longer be eligible for quotation on the Nasdaq SmallCap Market. The Company anticipates that its common stock will be quoted on the Pink Sheets following today’s Form 15 filing and subsequent delisting from Nasdaq SmallCap Market, to the extent market makers commit to make a market in its shares. However, the Company can provide no assurance that trading in its common stock will continue.

Huib Geerlings, President and Chief Executive Officer, stated: “After careful consideration, the Company took this action because the disadvantages to our shareholders of continuing as a public Company far outnumber the advantages to them. The burden placed on the Company, given its size, for maintaining its public status is considerable, from a financial and strategic standpoint. Considering the lack of analyst coverage and the very thinly traded nature of our stock, the Board of Directors believes that the Company and its shareholders are not receiving a meaningful benefit from being publicly traded. We believe that our shareholders are better served with the Company being private, which will allow management to focus all resources on implementing the Company’s business plan and thus position the Company to enhance long-term shareholder value. The Company intends to update its shareholders with financial information on an annual basis.”

This report contains forward-looking statements about the Company’s business and operations and the Company’s future plans and objectives. Forward-looking statements are subject to risks and uncertainties that could cause the actual results to vary materially. These risks are discussed in the Company’s annual report on Form 10-K filed with the U.S. Securities and Exchange Commission.

Geerlings & Wade, founded in 1986, is America’s leading direct retailer of fine wine and wine accessories with retail locations in 15 states, home and office delivery to 27 states, and a devoted following of thousands of regular customers and wine club members. The Canton, MA-based Company has developed a streamlined purchasing system that allows it to source quality wines directly from wineries around the world. G&W has cultivated relationships with hundreds of renowned wineries and negotiants in France, Italy, Australia, Chile and California. Consumers and investors are encouraged to contact Geerlings & Wade at 1-800-782-9463 or on the World Wide Web at www.geerwade.com.